Exhibit 99.1

LM Funding America Announces August 2025 Production and Operational Update

- Bitcoin treasury as of August 31, 2025 valued at $33.8 million or $2.18 per share[1]

TAMPA, FL, September 8, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended August 31, 2025.

Metric	July 2025	August 2025
- Bitcoin[2]
- Mined, net	5.9	5.8
- Sold	(11.0)	(9.0)
- Purchased	-	164.0
- Service Fee	-	-
- Bitcoin HODL	150.4	311.2
- Machines[2]
- Operational	4,320	4,320
- Storage	1,218	1,218
- Total Machines	5,538	5,538
- Hashrate (EH/s2)
- Oklahoma	0.48	0.48
- Hosted	-	-
- Energized	0.48	0.48
- Storage	0.12	0.12
- Total	0.60	0.60

“Our goal is clear: grow our Bitcoin treasury over the long term,” commented Bruce Rodgers, Chairman and CEO of LM Funding. “In August, we closed financing that allowed us to more than double our Bitcoin treasury by purchasing 164 Bitcoin, further strengthening our position. Before this financing closed, we sold 9 Bitcoin to help fund escrow for our Mississippi acquisition and normal working capital needs. In terms of production, even as average network hash price declined 4.9% month-over-month and high temperatures impacted production, our curtailment and energy sales program helped protect margins, offsetting mining costs by approximately $52,000. This combination of decisions and disciplined treasury management keeps us on track to accumulate more Bitcoin over the long-term.”

The Company estimates that the value of its 311.2 Bitcoin holdings on August 31, 2025, was approximately $33.8 million or $2.181 per share, based on a Bitcoin price of approximately $108,500 as of August 31, 2025, compared to a stock share price of $1.25 as of August 31, 2025.

Exhibit 99.1

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com

[1]Bitcoin treasury calculated using 311.2 Bitcoin held as of 8/31/25 and Bitcoin price of approximately $108,500 as of 8/31/25. Bitcoin per share calculated using 15,517,988 shares outstanding as of August 31, 2025.

[2]Unaudited